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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or     6. If Amendment, Date
    Ryan         Kevin         W.             Statement                     Trading Symbol                    of Original
----------------------------------------      (Month/Day/Year)              i3 Mobile, Inc. "IIIM"            (Month/Day/Year)
     (Last)     (First)     (Middle)             4/5/00                     ------------------------------
 c/o i3 Mobile, Inc. 181 Harbor Dr.           -------------------------  5. Relationship of Reporting     7. Individual or Joint/
----------------------------------------   3. IRS Identification Number       Person to Issuer               Group Filing (Check
             (Street)                         of Reporting Person, if       (Check all applicable)           Applicable Line)
                                              an Entity(Voluntary)       ___ Director   ___  10% Owner        X Form filed by One
                                                                          X  Officer    ___   Other             Reporting Person
 Stamford          CT       06902                                      (give title below)  (specify below) __
------------------------------------     ----------------------------                                           Form filed by More
      (City)      (State)      (Zip)                                              V.P.- Human Resources         than One Reporting
                                                                               ---------------------------      Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Incentive Stock Options         4/5/00(1)  3/30/07     Common Stock        9,000          $ 1.76          D
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Incentive Stock Options         4/5/00(1)  1/13/08     Common Stock        9,000          $ 2.37          D
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Incentive Stock Options         4/5/00(1) 12/31/09     Common Stock        7,000          $ 2.37          D
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Incentive Stock Options         4/5/00(2)  9/14/09     Common Stock        6,000          $ 4.00          D
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Incentive Stock Options         4/5/00(2) 11/10/09     Common Stock        7,500          $ 4.00          D
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Incentive Stock Options       12/31/00(3)  4/2/10      Common Stock        2,000          $15.00          D
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Explanation of Responses:

(1) Grant to reporting person of options to buy shares of common stock under i3 Mobile Inc.'s 1995 Stock Incentive Plan. These options become exercisable in 20% increments on each succeeding December 31, until all options are exercisable.

(2) Grant to reporting person of options to buy shares of common stock under i3 Mobile, Inc.'s 1995 Stock Incentive Plan. These options become exercisable in 25% increments on each succeeding December 31, until all options are exercisable.

(3) Grant to reporting person of options to buy shares of common stock under i3 Mobile, Inc.'s 2000 Stock Incentive Plan. These options become exercisable in 25% increments on each succeeding December 31, until all options are exercisable.

**Intentional misstatements or omissions of facts constitute Federal Criminal            Kevin W.Ryan
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                By:  /s/ Kevin W. Ryan                4/5/00
                                                                                   -------------------------------   -------------
Note. File three copies of this Form, one of which must be manually signed.        **Signature of Reporting Person        Date
  If space provided is insufficient, See Instruction 6 for procedure.

                                                                                                                SEC 1147 (9/93)
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